Exhibit 10.1

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement is entered into as of April 19, 2002, by and between Endocardial Solutions, Inc. (the “Borrower”) and Silicon Valley Bank (“Bank”).

1.             DESCRIPTION OF EXISTING OBLIGATIONS:  Among other Obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated June 28, 2001, as may be amended from time to time, (the “Loan Agreement”).  The Loan Agreement provides for, among other things, a Committed Revolving Line in the original principal amount of Two Million Dollars ($2,000,000) and a Committed Equipment Line in the original principal amount of One Million Five Hundred Thousand Dollars ($1,500,000).  Defined terms used but not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Obligations.”

2.             DESCRIPTION OF COLLATERAL.  Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement.

Hereinafter, the above-described security document and guaranties, together with all other documents securing repayment of the Obligations shall be referred to as the “Security Documents”.  Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.             DESCRIPTION OF CHANGE IN TERMS.

A.            Modification(s) to Loan Agreement.

1.                                       Sub-letter (a) under Section 2.1.1 entitled “Revolving Advances” is hereby amended to read as follows:

(a)           Bank will make Advances not exceeding (i) the lesser of (A) the Committed Revolving Line or (B) the Borrowing Base, minus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit).  Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

2.                                       Section 2.1.3 entitled “Letters of Credit Sublimit” is hereby incorporated to read as follows:

Bank will issue or have issued Letters of Credit for Borrower’s account not exceeding (i) the lesser of the Committed Revolving Line or the Borrowing Base minus (ii) the outstanding principal balance of the Advances; however, the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) may not exceed $750,000.  Each Letter of Credit will have an expiry date of no later than 180 days after the Revolving Maturity Date, but Borrower’s reimbursement obligation will be secured by cash on terms acceptable to Bank at any time after the Revolving Maturity Date if the term of this Agreement is not extended by Bank.  Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

3.                                       Section 2.2 entitled “Overadvances” is hereby amended to read as follows:

If Borrower’s Obligations under Section 2.1.1 or 2.1.3 exceed the lesser of either (i) the Committed Revolving Line or (ii) the Borrowing Base, Borrower must immediately pay Bank the excess.

4.                                       Sub-letter (e) under Section 6.2 entitled “Financial Statements, Reports, Certificates” is hereby incorporated to read as follows:

(e)           Within 30 days after each meeting held by Borrower’s board of directors, Borrower will deliver to Bank a report from Borrower’s board of directors meeting.

5.                                       Section 6.6 entitled “Primary Accounts” is hereby amended to read as follows:

Borrower will maintain its primary operating accounts and 80% of its excess cash and investment balances with Bank.

6.                                       Sub-section (ii) under Section 6.7 entitled “Financial Covenants” is hereby amended to read as follows:

(ii)           Tangible Net Worth.  A Tangible Net Worth of at least $10,000,000.

7.                                       The following defined terms under Section 13.1 entitled “Definitions” are hereby amended to read as follows:

“Committed Revolving Line” is an Advance of up to $3,000,000.

“Revolving Maturity Date” is April 19, 2003.

4.             CONSISTENT CHANGES.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5.             NO DEFENSES OF BORROWER.  Borrower agrees that, as of the date hereof, it has no defenses against paying any of the Obligations.

6.             PAYMENT OF LOAN FEE.  Borrower shall pay Bank a fee in the amount of Twenty Two Thousand Five Hundred Dollars ($22,500) (“Loan Fee”) plus all out-of-pocket expenses.

7.             CONCERNING REVISED ARTICLE 9 OF THE UNIFORM COMMERCIAL CODE.  The Borrower affirms and reaffirms that notwithstanding the terms of the Security Documents to the contrary, (i) that the definition of “Code”, “UCC” or “Uniform Commercial Code” as set forth in the Security Documents shall be deemed to mean and refer to “the Uniform Commercial Code as adopted by the State of California, as may be amended and in effect from time to time and (ii) the Collateral is all assets of the Borrower.  In connection therewith, the Collateral shall include, without limitation, the following categories of assets as defined in the Code:  goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts (including health-care-insurance receivables, and license fees), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, general intangibles (including payment intangibles and software), supporting obligations and any and all proceeds of any thereof, wherever located, whether now owned or hereafter acquired.

8.             CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents.  Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect.  Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations.  Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations.  It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing.  Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement.  The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

9.             CONDITIONS.  The effectiveness of this Loan Modification Agreement is conditioned upon payment of the Loan Fee.

                This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

ENDOCARDIAL SOLUTIONS, INC.		SILICON VALLEY BANK

By:	/s/ Michael Fredrick	By:	/s/ Jay McNeil
Name:	Michael Fredrick	Name:	Jay McNeil
Title:	Controller	Title:	Vice President